Exhibit 10.1

Memorandum of Understanding on Waste Water Treatment Cooperation

Party A : QHY Environmental Science &Technologies Oceania Limited (QHY)

Registered Office: 9c Arron Street, Ellerslie, Auckland, 1051, New Zealand

Party B : Open Country Dairy Limited (OCD)

Registered Office: Building A. G Floor, 52 HighbrookDr. East Tamaki, Auckland 2013, New Zealand

Representatives from QHY Environmental Science &Technologies Oceania Limited (QHY) and Open Country Dairy Limited (OCD) have met and had an open and positive discussion on the waste water treatment challenges OCD is facing and what a new technology solution and support QHY can supply for OCD’s current and future WWTP requirements. This is one of a number of solutions currently under consideration by OCD.

Party A and Party B have come to the agreement on the cooperation between the two parties to install and run a pilot waste water treatment plant (WWTP)project on OCD site (the Project), as outlined below:

1.	The Pilot Plant: a WWTP of QHY’s technology of capacity of treating influent 500 m3/day,

2.	The Site: OCD site at Waharoa

3.	The Timeline:

3.1.	Approx. one month for equipment preparation

3.2.	Approx. one month for shipping and land transport

3.3.	Approx. one month for installation, testing and commissioning

3.4.	One month trial operational run

4.	The Expectations

4.1.	The pilot plant will be considered successful, once the outcomes meet the following expectations:

Volume (m3)	TN, g/m3	TP, g/m3	cod	Bod	Ecoli, MPN/100 ml
500	2	2		10	0

4.2	In addition to achieving the target loadings detailed above, during the trial period, the volume and composition of by product will be monitored and tested at least weekly to ascertain composition, moisture content and other parameters.

The goal is to minimise the plants by product production. Currently this consists of 300m3 of Waste activated Sludge (WAS) per day and around 40m3 of DAF sludge per day and this is creating significant issues for the site.

Ideally the new plant should not produce any by product which cannot be disposed of either locally to land (using existing resource consents or permitted activity rule) or via some other yet to be identified low cost methodology which results in a net saving for OCD.

In addition, the pilot plant’s power consumption will need to be substantially lower than current operations and so shall be clearly monitored and recorded. OCD currently has high power demand from pond aerators and other plant and is looking to substantially reduce this.

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5.	Party A’s Responsibilities and Commitments

5.1.	Party A agrees to design and assemble a set of equipment for Party B’s WWTP with QHY’s unique technology with a production capacity of 500 m3/day;

5.2.	Arrange for shipping and delivery of the unit to OCD Waharoa site

5.3.	Installation of the pilot plant, including testing and commissioning, with the support of staff and materials from OCD

5.4.	Insurances both for shipping, and while it is operational on OCD site

5.5.	Provide technician/operator with full responsibility for the plants operation during the trial run period which ends no later than Oct 30, 2018.

5.6.	Provide operational and maintenance training to OCD’s staff

5.7.	Supply water treatment consumable materials at $3 per m3 of treated wastewater

5.8.	Pay for water treatment labour costs and consumable materials for the first 10 days of the trial

6.	Party B’s Responsibilities and Commitments

6.1.	Provide resource to unload the pilot plant, and assistance with ground preparation work and equipment installation

6.2.	Allocate a fenced off area down by the existing WWTP

6.3.	Provide power/air/water as required

6.4.	Provide an influent feed to the pilot plant, as well as being responsible for all mechanical connections

6.5.	Provide connection to effluent outlet from the pilot plant

6.6.	Be responsible for disposing of any treated wastewater from the pilot plant

6.7.	Be responsible for disposing of any by products from the plant

6.8.	provide labour and WWTP personnel as required to assist with operation of the pilot plant

6.9.	Following completion of the first 10 days of the trial, payment shall be made for consumable materials at the rate of $3 per m3 of treated wastewater only if the pilot plant can demonstrate consistent compliance with the limits provided above.

6.10.	Based on the pilot plant running at full capacity of 500m3/day, the total cost of running the plant would therefore be $1,500 per day (in addition to power, water and other OCD supplied inputs.

6.11.	Should the plant not achieve successful treatment as per the above limits then party A will be fully liable for the cost of all consumables.

On completion of a successful trial as specified in 4.1 and 4.2 above the parties shall enter into a negotiation to supply/purchase a plant capable of increasing processing capacity up to a maximum of 5,000M3 per day

1.	Ownership of Property Right

1.1.	The ownership of the Pilot Plant and all Intellectual Property shall remain the property of QHY environmental

In the event of a successful trial, both parties will negotiate a contract including all terms covering the full size treatment plant. This may include a lump sum payment, monthly service payment, operating expenses and all other costs associated with the plant.

2.	Technical Service Support and Consumable Supply

2.1.	QHY is responsible and committed to providing continuing technical services to support the operation and maintenance of the pilot WWTP. The exact nature and detail of this support will be agreed under any contract arrangements

2.2.	QHY will guarantee the continuing supply of water treatment consumable materials at a price agreed under any long term contractual arrangement

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3.	Other terms and conditions will be as set and specified in Capital Works Contract Agreement between Party A and party B.

4.	The effective date of this MOU is the date of signing of the MOU by both parties.

Party A :

QHY Environmental Science & Technologies Oceania Limited

Legal Representative:

Signature: /s/ Bo Wang

Name: Bo Wang

Position Title: Director

Date: 10th July 2018

Party B :

Open Country Dairy Limited

Legal Representative:

Signature: /s/ Danie Brink

Name: Danie Brink

Position Title: GM OPS

Date: 11/6/2018

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